Filed pursuant to Rule 433
June 8, 2022
Relating to
Preliminary Prospectus Supplement dated June 8, 2022
to
Prospectus dated September 23, 2019
Registration Statement No. 333-233896

Duke Energy Corporation
€600,000,000 3.10% Senior Notes due 2028

€500,000,000 3.85% Senior Notes due 2034

Pricing Term Sheet

Issuer:	Duke Energy Corporation (the “Issuer”)
Trade Date:	June 8, 2022
Settlement:	June 15, 2022 (T+5)
Security Description:	3.10% Senior Notes due 2028 (the “2028 Notes”) 3.85% Senior Notes due 2034 (the “2034 Notes” and together with the 2028 Notes, the “Notes”)
Anticipated Ratings (Moody’s/S&P)*:	Baa2 (Stable)/ BBB (Stable)
Ranking:	Senior, Unsecured
Offering Format:	SEC Registered
Principal Amount:	2028 Notes: €600,000,000 2034 Notes: €500,000,000
Interest Payment Dates:	Payable annually in arrears on June 15 of each year, beginning on June 15, 2023
Day Count Convention:	Actual/Actual (ICMA)
Maturity Date:	2028 Notes: June 15, 2028 2034 Notes: June 15, 2034
Mid-Swaps Yield:	2028 Notes: 1.827% 2034 Notes: 2.142%
Spread to Mid-Swap:	2028 Notes: + 130 basis points 2034 Notes: + 175 basis points
Benchmark Government Security:	2028 Notes: DBR 0.500% due February 15, 2028 2034 Notes: DBR 0.000% due February 15, 2032

Benchmark Government Security Yield:	2028 Notes: 1.135% 2034 Notes: 1.349%
Spread to Benchmark Government Security:	2028 Notes: + 199.2 bps 2034 Notes: + 254.3 bps
Yield to Maturity:	2028 Notes: 3.127% 2034 Notes: 3.892%
Coupon:	2028 Notes: 3.10% 2034 Notes: 3.85%
Price to the Public:	2028 Notes: 99.854% per 2028 Note (plus accrued interest, if any, from June 15, 2022) 2034 Notes: 99.603% per 2034 Note (plus accrued interest, if any, from June 15, 2022)
Optional Redemption:

The Issuer may redeem the Notes prior to March 15, 2028 in the case of the 2028 Notes and March 15, 2034 in the case of the 2034 Notes, in whole, at any time, or in part, from time to time, at the Issuer’s option, for cash, at a redemption price equal to the greater of: (1) 100% of the principal amount of the applicable series of Notes to be redeemed; or (2) an amount determined by the Quotation Agent equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to March 15, 2028 with respect to the 2028 Notes, and March 15, 2034 with respect to the 2034 Notes, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate), plus 30 basis points with respect to the 2028 Notes and 40 basis points with respect to the 2034 Notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after March 15, 2028 in the case of the 2028 Notes and March 15, 2034 in the case of the 2034 Notes, the Issuer may redeem the applicable series of Notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such series of notes, plus accrued and unpaid interest to, but not including, the redemption date.

Optional Tax Redemption:	The Issuer may redeem each series of Notes for cash in whole, but not in part, at the redemption price of 100% of their outstanding principal amount, plus accrued and unpaid interest to, but not including, the redemption date, if certain tax events occur that would obligate us to pay additional amounts. See “Description of the Notes—Payment of Additional Amounts” in the Preliminary Prospectus Supplement for further terms and provisions applicable to redemption of the Notes under these circumstances.

Denominations:	€100,000 or any integral multiple of €1,000 in excess thereof
CUSIP:	2028 Notes: 26441C BQ7 2034 Notes: 26441C BR5
ISIN:	2028 Notes: XS2488626610 2034 Notes: XS2488626883
Common Code:	2028 Notes: 248862661 2034 Notes: 248862688
Legal Entity Identifier:	I1BZKREC126H0VB1BL91
Stabilization:	FCA/ICMA
Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange.
Joint Book-Running Managers:	Barclays Bank PLC
BNP Paribas
Banco Santander, S.A.
Wells Fargo Securities International Limited
Citigroup Global Markets Limited
Scotiabank (Ireland) Designated Activity Company
The Toronto-Dominion Bank
Truist Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

Terms used herein but not defined herein shall have the respective meanings as set forth in in the Issuer’s Preliminary Prospectus Supplement dated June 8, 2022.

___________________________

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at (888) 603-5847; BNP Paribas toll-free at 1 (800) 854-5674; Banco Santander, S.A. at +34-91-257-2029; or Wells Fargo Securities International Limited at +44 20 3942 8530.

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